Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER 2014 RESULTS

Financial Highlights:

•	Revenue of $86.6 million, a decrease of 12.8% from $99.3 million in 2Q14 and a decrease of 0.7% from $87.2 million in 3Q13.

•	Net income of $0.08 per basic and diluted share, compared to net income of $0.10 per basic and diluted share in 2Q14 and net income of $0.08 per basic and diluted share in 3Q13.

•	Gross margin of 58.7%, compared to 55.4% in 2Q14 and 53.2% in 3Q13.

HILLSBORO, OR - October 23, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the leader in low power, small form factor and customizable solutions announced financial results today for the fiscal third quarter ended September 27, 2014.

For the third quarter, revenue was $86.6 million, a decrease of 12.8% from $99.3 million reported in the prior quarter, and a decrease of 0.7% from the $87.2 million reported in the same quarter a year ago.

Net income for the third quarter was $9.4 million ($0.08 per basic and diluted share), compared to the prior quarter net income of $11.8 million ($0.10 per basic and diluted share) and net income of $8.8 million ($0.08 per basic and diluted share) reported in the same quarter a year ago.

Darin G. Billerbeck, President and Chief Executive Officer, said, "The breadth and diversity of our customer base helped us mitigate the impact of the overall weakness in the consumer and communications markets. Even with the LTE buildouts in China slowing and high-end smartphone sales becoming more competitive, we delivered higher than expected EPS. This is a testament to our focus on improving our cost structure, while balancing our investments in the markets we serve. Overall, we expect to deliver double digit growth in both revenue and EPS for the full year 2014, as compared to the full year 2013."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, "Revenue in the third quarter of 2014 was impacted by softness in the consumer, and communications markets. Notwithstanding, we achieved gross margins of 58.7%, above the high-end of our expectations. We continued to execute on our business strategy, and are benefiting from a robust product mix and strength in our distribution network. We reduced operating expenses below plan to $40.4 million, as compared to $41.9 million in the prior quarter. During the third quarter we repurchased approximately 227,000 shares at a cost of $1.7 million. We have approximately $18.3 million left under our previously authorized $20 million repurchase program, under which we may continue to repurchase shares through February 2015. Our balance of cash and investments increased approximately $10 million to end the third fiscal quarter with approximately $257 million."

Recent Business Highlights:

•
Citizen Watch Selects Lattice: Lattice's iCE40™ FPGAs are enabling Citizen Watch to bring to market its innovative Eco-Drive Satellite Wave F100 wristwatch, the world's thinnest, fastest satellite-synchronizing watch. Lattice’s solution provided the smallest form factor for processing data received from GPS satellites and computing precise time, faster than any processor for running Citizen’s custom algorithms and without the need to develop an ASIC.

•
Launched World's First Programmable USB 3.1 Type-C Solution: Lattice launched a USB 3.1 Type-C power delivery solution that enables manufacturers to immediately develop USB 3.1 Type-C connectors and quickly get them to market. The new solution, the world's first programmable USB 3.1 Type-C solution, is designed to help customers speed development of next-generation USB connectors, which are typically very small jacks well suited to smartphones, tablets, and other mobile devices.

•
Volume Production of Industry-Leading MachXO3L™ Family in New, Even Smaller Packages, and New Lower Cost Options: Lattice announced volume production of its MachXO3L family in four tiny packages as small as 2.5 mm x 2.5 mm. This will help further expand on the already 200 existing customers using MachXO3L devices across a wide range of markets, including industrial, communications and consumer. Lattice also launched two new low-cost breakout boards that enable designers to evaluate the MachXO3L device’s hard IP, versatile I/O and other capabilities. These releases solidify the MachXO3L family’s lead in enabling engineers to quickly solve complex design problems in applications as diverse as industrial infrastructure and smart connected devices.

Business Outlook - Fourth Quarter 2014:

•	Revenue is expected to be approximately flat to down 4%, as compared to the third quarter of 2014.

•	Gross margin percentage is expected to be approximately 57% plus or minus 2%.

•	Total operating expenses are expected to be approximately flat, as compared to the third quarter of 2014.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the third quarter of 2014 and business outlook for the fourth quarter of 2014 on Thursday, October 23, 2014 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 9570867. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on November 6, 2014, by telephone at 1-404-537-3406. To access the replay, use conference identification number 9570867. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our expectation that we will deliver double digit growth in both revenue and EPS for the full year 2014, as compared to the full year 2013; our repurchase of additional shares of our common stock through February 2015; and those statements under the heading “Business Outlook - Fourth Quarter 2014” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the leader in low power, small form factor, low cost, customizable solutions for a quickly changing connected world. From making smart consumer devices smarter, to enabling intelligent automation in industrial, or connecting anything to everything in communications, electronics manufacturers around the world use Lattice’s solutions for fast time to market, product innovation, and competitive differentiation. For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 27, 2014	June 28, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue	$86,570	$99,320	$87,154	$282,527	$243,006
Costs and expenses:
Cost of products sold	35,759	44,345	40,778	122,603	113,365
Research and development	22,053	22,302	20,254	65,594	58,635
Selling, general and administrative	17,645	18,832	16,385	55,226	49,955
Acquisition related charges	737	737	737	2,211	2,223
Restructuring	2	3	85	16	257
	76,196	86,219	78,239	245,650	224,435
Income from operations	10,374	13,101	8,915	36,877	18,571
Other income, net	53	906	346	1,268	240
Income before provision for income taxes	10,427	14,007	9,261	38,145	18,811
Provision for income taxes	1,021	2,236	417	4,984	3,037
Net income	$9,406	$11,771	$8,844	$33,161	$15,774

Net income per share:
Basic	$0.08	$0.10	$0.08	$0.28	$0.14
Diluted	$0.08	$0.10	$0.08	$0.28	$0.13

Shares used in per share calculations:
Basic	118,643	117,904	116,055	117,661	115,730
Diluted	120,970	120,944	117,349	120,449	117,093

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 27, 2014	December 28, 2013
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$257,138	$215,815
Accounts receivable, net	49,762	50,085
Inventories	65,074	46,222
Other current assets	16,634	13,679
Total current assets	388,608	325,801

Property and equipment, net	40,070	41,719
Long-term marketable securities	—	5,241
Other long-term assets	9,561	6,120
Intangible assets, net of amortization	10,274	12,484
Goodwill	44,808	44,808
Deferred income taxes	8,824	11,703
	$502,145	$447,876

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$49,249	$51,113
Deferred income and allowances on sales to sell-through distributors	11,294	7,495
Total current liabilities	60,543	58,608

Other long-term liabilities	7,173	3,588
Total liabilities	67,716	62,196

Stockholders' equity	434,429	385,680
	$502,145	$447,876

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Three Months Ended			Nine Months Ended
	9/27/2014	6/28/2014	9/28/2013	9/27/2014	9/28/2013
Operations Information
Percent of Revenue
Gross Margin	58.7%	55.4%	53.2%	56.6%	53.3%
R&D Expense	25.5%	22.5%	23.2%	23.2%	24.1%
SG&A Expense	20.4%	19.0%	18.8%	19.5%	20.6%
Depreciation and amortization (in thousands)	5,240	5,773	5,210	16,873	15,172
Capital expenditures (in thousands)	1,998	2,480	3,400	6,873	10,237
Stock compensation expense (in thousands)	3,134	3,320	2,562	9,544	6,985
Restructuring and severance related charges (in thousands)	76	403	376	569	548
Taxes paid (cash, in thousands)	292	418	126	1,090	1,082
Balance Sheet Information
Current Ratio	6.4	5.4	5.2
A/R Days Revenue Outstanding	52	60	55
Inventory Months	5.6	4.0	3.1
Revenue% (by Product Family)
PLD	69%	65%	70%	66%	69%
FPGA	31%	35%	30%	34%	31%
Revenue% (by Product Classification) (1)
New	46%	50%	50%	50%	46%
Mainstream	43%	38%	39%	38%	41%
Mature	11%	12%	11%	12%	13%
Revenue% (by Geography)
Asia	73%	74%	76%	74%	73%
Europe (incl. Africa)	17%	16%	14%	16%	15%
Americas	10%	10%	10%	10%	12%
Revenue% (by End Market) (2)
Communications	41%	44%	35%	42%	37%
Consumer	23%	26%	36%	27%	31%
Industrial	36%	30%	29%	31%	32%
Revenue% (by Channel)
Sell-through distribution	51%	42%	41%	27%	44%
Direct	49%	58%	59%	73%	56%

(1) New: LatticeECP5, MachXO3, LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeXP2, MachXO, ispClock A/D/S, Software and IP Mature: LatticeECP, LatticeXP, ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs

* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2014 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the second quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.